EXHIBIT 99.1
FOR MORE INFORMATION, CONTACT:
David H. Hoster II, President and Chief Executive Officer
N. Keith McKey, Chief Financial Officer
(601) 354-3555


                         EASTGROUP PROPERTIES ANNOUNCES
                      FOURTH QUARTER AND YEAR 2006 RESULTS

                           FOURTH QUARTER 2006 RESULTS
o    Funds from  Operations of $17.0  Million or $.72 Per Share,  an Increase of
     5.9%
o    Net Income  Available to Common  Stockholders  of $10.9 Million or $.46 Per
     Share
o    Same   Property  Net  Operating   Income   Growth  of  6.0%,   7.9%  Before
     Straight-Line Rent Adjustments
o    Percentage Leased 96.6%, Occupancy 95.9% - Highest Levels Since 2000
o    Paid 108th Consecutive Quarterly Dividend - $.49 Per Share
o    $50 Million Invested in Acquisitions and Development

                                YEAR 2006 RESULTS
o Total Shareholder Return of 23% for 2006 and Average Annual Total Returns of 24% for 3 Years, 25% for 5 Years, 20% for 10 Years and 22% for 15 Years
o    Funds from  Operations of $63.7 Million or $2.81 Per Share,  an Increase of
     6.4%
o    Net Income  Available to Common  Stockholders of $26.6 Million or $1.17 Per
     Share
o    Same   Property  Net  Operating   Income   Growth  of  4.7%,   6.1%  Before
     Straight-Line Rent Adjustments
o Paid Annual Dividends of $1.96 Per Share - Fourteenth Consecutive Year of Dividend Growth With Average Annual Increase of 4.9%
o    $97 Million Invested in Acquisitions and Development During the Year
o Nineteen Development Projects with Projected Costs of $108 Million Under Construction or In Lease-Up at Year End
o    Debt-to-Total Market Capitalization of 25.5% at Year End
o    Interest Coverage of 3.7x and Fixed Charge Coverage of 3.3x

JACKSON, MISSISSIPPI, February 14, 2007 - EastGroup Properties, Inc. (NYSE-EGP) announced today the results of its operations for the three months and year ended December 31, 2006.

FUNDS FROM OPERATIONS

For the quarter ended December 31, 2006, funds from operations (FFO) was $.72 per share compared with $.68 for the same period of 2005, an increase of 5.9% per share. The increase in FFO was mainly due to higher property net operating income (PNOI) of $2,588,000 (an 11.7% increase in PNOI). This increase in PNOI was primarily attributable to $1,327,000 from same property growth, $917,000 from newly developed properties and $253,000 from 2005 and 2006 acquisitions.

                                     -MORE-
       P.O.Box 22728-JACKSON, MS 39225-TEL. 601-354-3555-FAX 601-352-1441

For the year ended December 31, 2006, FFO was $2.81 per share compared with $2.64 per share for 2005, an increase of 6.4% per share. The increase in FFO for 2006 was primarily due to higher PNOI of $9,576,000 (an 11.1% increase in PNOI). The increase in PNOI resulted mainly from $3,795,000 from same property growth, $3,148,000 from newly developed properties and $2,455,000 attributable to 2005 and 2006 acquisitions.

PNOI from same properties increased 6.0% for the quarter. Before straight-line rent adjustments, the increase was 7.9%. Rental rate increases on new and renewal leases (5.2% of total square footage) averaged 10.8% for the quarter. Before straight-line rent adjustments, rental rate increases on new and renewal leases averaged 5.8%.

For the year, PNOI from same properties increased 4.7%. Before straight-line rent adjustments, the increase was 6.1%. Rental rate increases on new and renewal leases (21.9% of total square footage) averaged 11.2% for the year, and, before straight-line rent adjustments, rental rate increases on new and renewal leases averaged 4.2%.

FFO and PNOI are non-GAAP financial measures, which are defined under Definitions later in this release. Reconciliations of FFO and PNOI to Net Income, the most directly comparable GAAP financial measure, are presented in the attached schedule "Reconciliations of Other Reporting Measures to Net Income."

David H. Hoster II, President and CEO, stated, "We are pleased with our increased occupancy of 95.9% at December 31, 2006, which is the highest occupancy level since the third quarter of 2000. In addition, we continue to experience growth in FFO per share with the fourth quarter of 2006 representing our tenth consecutive quarter of increased FFO per share compared to the previous year's quarter. It was also the fourteenth consecutive quarter of positive same property results both with and without the straight-lining of rents, which illustrates the ongoing strength of our property operations."

Mr. Hoster added, "We are proud of our consistent track record of creating value for our shareholders over both the short and long-term. Total shareholder returns for the one, three, five, ten and fifteen year periods all average 20% or greater per year."

EARNINGS PER SHARE

On a diluted per share basis, earnings per common share (EPS) was $.46 for the three months ended December 31, 2006 compared to $.19 per share in the same period of 2005. Gain on sales of real estate was $.20 per share in the fourth quarter of 2006 compared to zero in the same period of 2005. Diluted EPS was $1.17 in 2006 compared to $.89 in 2005 with increased gain on the sales of real estate of $.21 per share in 2006.

DEVELOPMENT

During the fourth quarter, the Company acquired 5.1 acres of land in Houston, Texas for future development for $835,000. This land is located in EastGroup's World Houston International Business Center and will complement EastGroup's existing presence there.

The Company also purchased the remaining 20 acres of SunCoast Commerce Park land in Fort Myers, Florida that had been under contract since 2005 as part of a total 30-acre purchase. The 20 acres was purchased for $3,126,000 and is adjacent to a 10-acre tract of land that the Company purchased for development in 2005. Construction on the first two SunCoast Commerce Park buildings (126,000 square feet) began in September.

Also during the quarter, EastGroup purchased 35 additional acres of land with extensive frontage on I-75 in Fort Myers for $9,310,000 which is located in the same submarket as our existing SunCoast Commerce Park. Fort Myers is strategically located to serve the distribution requirements in southwestern Florida between Sarasota and Naples along the I-75 corridor.

                                     -MORE-
       P.O.Box 22728-JACKSON, MS 39225-TEL. 601-354-3555-FAX 601-352-1441

During the fourth quarter, EastGroup transferred two Houston properties (168,000 square feet; one 100% and one 54% leased) and one San Antonio property (66,000 square feet and 100% leased) to the portfolio with a combined investment of $12,617,000. In January 2007, the Company transferred a Chandler, Arizona property (85,000 square feet and 100% leased) to the portfolio with an investment of $5,501,000.

At December 31, 2006, EastGroup had 19 development properties containing 1,451,000 square feet with a projected total cost of approximately $108 million either in lease-up or under construction. These properties were collectively 39% leased at December 31, 2006 and 42% at February 13, 2007.

Mr. Hoster stated, "We are continuing to expand EastGroup's development program to reflect both the strong leasing activity at our development properties and the overall firming of our development submarkets. Our development program has been and, we believe, will continue to be a creator of shareholder value and a major contributor to our future growth in FFO."

PROPERTY ACQUISITIONS

In mid-December 2006, EastGroup acquired four business distribution buildings in Charlotte, North Carolina for a purchase price of $19,510,000. The buildings, which were constructed in 1987 through 1989, contain a total of 322,000 square feet and are located in the NorthPark Business Park. The multi-tenant properties are currently 93.4% leased to 18 customers and are projected to generate a 7.0% stabilized unleveraged cash yield at 95% occupancy.

David H. Hoster II, President and CEO stated, "This acquisition is our first in Charlotte and represents EastGroup's entry into our third new market over the past three years. As a growth Sunbelt market with a good industrial base, we believe Charlotte offers an excellent fit with our investment and operating strategies. The NorthPark buildings are high quality distribution properties in Charlotte's strongest industrial submarket and give us a good base from which to expand our ownership in the market."

In January 2007, EastGroup continued its expansion into the Charlotte market and acquired three additional business distribution buildings there for a purchase price of $9,300,000. Westinghouse Distribution Center, which was constructed in 1983, contains 104,000 square feet and is 100% leased to three customers. Lindbergh Business Park I and II, built in 2001 and 2003, have 77,000 square feet in two buildings and are 69% leased to five customers. In total, the buildings are 87% leased and are projected to generate an 8.1% stabilized unleveraged cash yield at 95% occupancy.

Mr. Hoster stated, "The purchase of Westinghouse and Lindbergh is EastGroup's second acquisition in Charlotte since mid-December and increases our ownership to 503,000 square feet in seven buildings. Charlotte is an attractive market in which we plan to grow to over one million square feet in the next 12 to 24 months."

Also in January 2007, the Company purchased North Stemmons III (60,000 square feet) in Dallas for $2,850,000. North Stemmons III is located in an existing EastGroup submarket in Dallas and will complement EastGroup's current presence there. The building is 100% leased and is projected to generate a 7.8% unleveraged cash yield.

EastGroup is currently under separate contracts to purchase properties with 231,000 square feet in San Antonio and 68,000 square feet in Denver. These acquisitions are expected to close during the first quarter of 2007.

PROPERTY SALES

In December, EastGroup sold two properties in separate transactions. The Company's Auburn Hills building (114,000 square feet), a single tenant office/R&D facility located in the Detroit, Michigan metro area, was sold for a price of $17,850,000. The sale generated a gain of $4,224,000 and a deferred gain of $329,000 which we expect to realize in the first quarter of 2007.

                                     -MORE-
       P.O.Box 22728-JACKSON, MS 39225-TEL. 601-354-3555-FAX 601-352-1441

Also in December, EastGroup sold its Crowfarn Distribution Center (106,000 square feet) in Memphis for $2,750,000 which generated a gain of $387,000. This transaction reduced the Company's ownership in Memphis to 264,000 square feet with a net investment of less than $5,000,000.

David H. Hoster II, President and CEO stated, "The sales of Auburn Hills and Crowfarn are part of our ongoing strategy to dispose of non-core assets as market conditions permit. Both of these properties were originally acquired through a merger, and the sale proceeds will be reinvested in new development and core market acquisitions."

In addition, the Company sold a small portion of its Sun Coast land for $270,000 to the City of Fort Myers for right of way purposes in lieu of eminent domain. The sale generated a gain of $123,000.

DIVIDENDS

EastGroup paid dividends of $.49 per share of common stock in the fourth quarter of 2006, which was the 108th consecutive quarterly distribution to EastGroup's common stockholders. The annualized dividend rate of $1.96 per share yields 3.4% on the closing stock price of $57.23 on February 13, 2007.

EastGroup also paid quarterly dividends of $.4969 per share on its Series D Preferred Stock on January 15, 2007 to stockholders of record as of December 29, 2006.

STRONG FINANCIAL POSITION

EastGroup's balance sheet continues to be strong and flexible with debt-to-total market capitalization of 25.5% at December 31, 2006. For the year, the Company had an interest coverage ratio of 3.7x and a fixed charge coverage ratio of 3.3x. Total debt at December 31, 2006 was $446.5 million with floating rate bank debt comprising $29.1 million of that total.

As previously announced, in October, the Company closed on a $78 million, nonrecourse first mortgage loan secured by properties containing 1,316,000 square feet. The loan has a fixed interest rate of 5.97%, a ten-year term and an amortization schedule of 20 years. The proceeds of the note were used to repay a maturing $20.5 million mortgage and to reduce floating rate bank borrowings.

OUTLOOK FOR 2007

EastGroup confirms its previously issued FFO guidance for the first quarter and the year 2007. FFO per share for 2007 is estimated to be in the range of $2.93 to $3.03. Diluted EPS for 2007 is estimated to be in the range of $1.12 to $1.22. The table below reconciles projected net income to projected FFO.

                                                                      Low Range                  High Range
                                                                Q1 2007       Y/E 2007     Q1 2007        Y/E 2007
                                                             ------------------------------------------------------
Net income                                                   $    6,710         29,262       7,186          31,638
Dividends on preferred shares                                      (656)        (2,624)       (656)         (2,624)
                                                             ------------------------------------------------------
Net income available to common stockholders                       6,054         26,638       6,530          29,014
Depreciation and amortization                                    10,747         42,963      10,747          42,963
                                                             ------------------------------------------------------
Funds from operations available to common stockholders       $   16,801         69,601      17,277          71,977
                                                             ======================================================

Diluted shares                                                   23,754         23,758      23,754          23,758

Per share data (diluted):
Net income available to common stockholders                  $     0.25           1.12        0.27            1.22
Funds from operations available to common stockholders       $     0.71           2.93        0.73            3.03


                                     -MORE-
       P.O.Box 22728-JACKSON, MS 39225-TEL. 601-354-3555-FAX 601-352-1441

The following assumptions were used:

o    Average occupancy of 94.0% to 96.5%.
o    Same property NOI increase of 1% to 4%.
o    Non-same property NOI:
     o Development properties not transferred to the portfolio as of January 1, 2006 contributing PNOI of $.37 per share.
     o Dispositions of operating properties totaling $10 million on July 1, 2007.
     o Operating property acquisitions of $19 million in December 2006 and $9 million in January 2007, which have closed.
     o Additional operating property acquisitions of $50 million on July 1, 2007.
o    No lease termination fees.
o    No sales of nondepreciable real estate.
o    Floating rate bank debt at an average rate of 6%.
o    New fixed rate debt of $50 million on August 15, 2007 at 5.7%.

DEFINITIONS

The Company's chief decision makers use two primary measures of operating results in making decisions: property net operating income (PNOI), defined as income from real estate operations less property operating expenses (before interest expense and depreciation and amortization), and funds from operations available to common stockholders (FFO). EastGroup defines FFO consistent with the National Association of Real Estate Investment Trusts' definition, as net income (loss) computed in accordance with U.S. generally accepted accounting principles (GAAP), excluding gains or losses from sales of depreciable real estate property, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO as defined by the Company refers to FFO available to common stockholders as it excludes dividends on preferred stock.

PNOI and FFO are supplemental industry reporting measurements used to evaluate the performance of the Company's investments in real estate assets and its operating results. The Company believes that the exclusion of depreciation and amortization in the industry's calculations of PNOI and FFO provides supplemental indicators of the properties' performance since real estate values have historically risen or fallen with market conditions. PNOI and FFO as calculated by the Company may not be comparable to similarly titled but differently calculated measures for other REITs. Investors should be aware that items excluded from or added back to FFO are significant components in understanding and assessing the Company's financial performance.

CONFERENCE CALL

EastGroup will host a conference call and webcast to discuss the results of its fourth quarter and review the Company's current operations on Thursday, February 15, 2007, at 11:00 A.M. Eastern Time. A live broadcast of the conference call is available by dialing 1-800-795-1259 (conference ID EastGroup) or by webcast through a link on the Company's website at www.eastgroup.net. If you are unable to listen to the live conference call, a telephone and webcast replay will be available on Thursday, February 15, 2007. The telephone replay will be available until Thursday, February 22, 2007, and can be accessed by dialing 1-888-219-1269. Also, the replay of the webcast can be accessed through a link on the Company's website at www.eastgroup.net and will be available until Thursday, February 22, 2007.

SUPPLEMENTAL INFORMATION

Supplemental financial information is available by request by calling the Company at 601-354-3555, or by accessing the report in the reports section of the Company's website at www.eastgroup.net.

                                     -MORE-
       P.O.Box 22728-JACKSON, MS 39225-TEL. 601-354-3555-FAX 601-352-1441

COMPANY INFORMATION

EastGroup Properties, Inc. is a self-administered equity real estate investment trust focused on the development, acquisition and operation of industrial properties in major Sunbelt markets throughout the United States with an emphasis in the states of Florida, Texas, California and Arizona. The Company's goal is to maximize shareholder value by being the leading provider in its markets of functional, flexible, and quality business distribution space for location sensitive customers primarily in the 5,000 to 50,000 square foot range. The Company's strategy for growth is based on ownership of premier distribution facilities generally clustered near major transportation features in supply-constrained submarkets. EastGroup's portfolio currently includes 22.1 million square feet with an additional 1,458,000 square feet of properties under development. EastGroup Properties, Inc. press releases are also available on the Company's website.

FORWARD-LOOKING STATEMENTS

The Company's assumptions and financial projections in this release are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to known and unknown risks and uncertainties, many of which the Company cannot predict, including, without limitation:

o    changes in general economic conditions;
o    the extent of tenant defaults or of any early lease terminations;
o the Company's ability to lease or re-lease space at current or anticipated rents;
o    changes in the supply of and demand for industrial/warehouse properties;
o    increases in interest rate levels;
o    increases in operating costs;
o    the availability of financing;
o    natural disasters and the Company's ability to obtain adequate insurance;
o    changes in governmental regulation, tax rates and similar matters; and
o other risks associated with the development and acquisition of properties, including risks that development projects may not be completed on schedule or that development or operating costs may be greater than anticipated.

Although the Company believes that the expectations reflected in the forward-looking statements are based upon reasonable assumptions at the time made, the Company can give no assurance that such expectations will be achieved. The Company assumes no obligation whatsoever to publicly update or revise any forward-looking statements.

                                     -MORE-
       P.O.Box 22728-JACKSON, MS 39225-TEL. 601-354-3555-FAX 601-352-1441

                           EASTGROUP PROPERTIES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                                   Three Months Ended         Twelve Months Ended
                                                                                      December 31,                December 31,
                                                                                ----------------------------------------------------
                                                                                   2006          2005          2006          2005
                                                                                ----------------------------------------------------
REVENUES
Income from real estate operations                                              $ 34,503         31,141      133,144        120,710
Equity in earnings of unconsolidated investment                                       74             73          287            450
Other income (loss)                                                                  (73)           269          182            413
                                                                                ----------------------------------------------------
                                                                                  34,504         31,483      133,613        121,573
                                                                                ----------------------------------------------------
EXPENSES
Expenses from real estate operations                                               9,719          8,945       37,354         34,496
Depreciation and amortization                                                     10,589         10,476       41,525         37,871
General and administrative                                                         1,967          1,608        7,401          6,874
Minority interest in joint ventures                                                  148            126          600            484
                                                                                ----------------------------------------------------
                                                                                  22,423         21,155       86,880         79,725
                                                                                ----------------------------------------------------


OPERATING INCOME                                                                  12,081         10,328       46,733         41,848

OTHER INCOME (EXPENSE)
  Gain on sale of nonoperating real estate                                           123              -          123              -
  Interest income                                                                     31             12          142            247
  Interest expense                                                                (5,570)        (5,936)     (24,616)       (23,444)
                                                                                ----------------------------------------------------
INCOME FROM CONTINUING OPERATIONS                                                  6,665          4,404       22,382         18,651
                                                                                ----------------------------------------------------

DISCONTINUED OPERATIONS
  Income from real estate operations                                                 276            516        1,125          2,376
  Gain on sale of real estate investments                                          4,636              -        5,727          1,164
                                                                                ----------------------------------------------------
INCOME FROM DISCONTINUED OPERATIONS                                                4,912            516        6,852          3,540
                                                                                ----------------------------------------------------

NET INCOME                                                                        11,577          4,920       29,234         22,191

Preferred dividends-Series D                                                         656            656        2,624          2,624
                                                                                ----------------------------------------------------

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS                                     $ 10,921          4,264       26,610         19,567
                                                                                ====================================================

BASIC PER COMMON SHARE DATA
  Income from continuing operations                                             $   0.26           0.17         0.88           0.74
  Income from discontinued operations                                               0.21           0.03         0.31           0.17
                                                                                ----------------------------------------------------
  Net income available to common stockholders                                   $   0.47           0.20         1.19           0.91
                                                                                ====================================================

  Weighted average shares outstanding                                             23,425         21,811       22,372         21,567
                                                                                ====================================================

DILUTED PER COMMON SHARE DATA
  Income from continuing operations                                             $   0.25           0.17         0.87           0.73
  Income from discontinued operations                                               0.21           0.02         0.30           0.16
                                                                                ----------------------------------------------------
  Net income available to common stockholders                                   $   0.46           0.19         1.17           0.89
                                                                                ====================================================

  Weighted average shares outstanding                                             23,749         22,147       22,692         21,892
                                                                                ====================================================

Dividends declared per common share                                             $  0.490          0.485        1.960          1.940

                           EASTGROUP PROPERTIES, INC.
            RECONCILIATIONS OF OTHER REPORTING MEASURES TO NET INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                                   Three Months Ended         Twelve Months Ended
                                                                                      December 31,                December 31,
                                                                                ----------------------------------------------------
                                                                                   2006          2005          2006          2005
                                                                                ----------------------------------------------------
RECONCILIATIONS OF OTHER REPORTING MEASURES TO NET INCOME:

Income from real estate operations                                              $  34,503       31,141        133,144       120,710
Expenses from real estate operations                                               (9,719)      (8,945)       (37,354)      (34,496)
                                                                                ----------------------------------------------------

PROPERTY NET OPERATING INCOME (PNOI)                                               24,784       22,196         95,790        86,214

Equity in earnings of unconsolidated investment
    (before interest and depreciation)                                                195          196            773           798
Interest income                                                                        31           12            142           247
Other income (loss)                                                                   (73)         269            182           413
General and administrative expense                                                 (1,967)      (1,608)        (7,401)       (6,874)
                                                                                ----------------------------------------------------

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA)            22,970       21,065         89,486        80,798


Income from discontinued operations (before depreciation and amortization) (1)        401          883          1,817         3,811
Interest expense (2)                                                               (5,570)      (5,936)       (24,616)      (23,444)
Interest expense from unconsolidated investment                                       (88)         (90)          (354)         (216)
Minority interest in earnings (before depreciation and amortization)                 (186)        (162)          (751)         (625)
Gain on sale of nondepreciable real estate                                            129            -            791            33
Dividends on Series D preferred shares                                               (656)        (656)        (2,624)       (2,624)
                                                                                ----------------------------------------------------

FUNDS FROM OPERATIONS (FFO) AVAILABLE TO COMMON STOCKHOLDERS                       17,000       15,104         63,749        57,733

Depreciation and amortization from continuing operations                          (10,589)     (10,476)       (41,525)      (37,871)
Depreciation and amortization from discontinued operations                           (125)        (367)          (692)       (1,435)
Depreciation from unconsolidated investment                                           (33)         (33)          (132)         (132)
Minority interest depreciation and amortization                                        38           36            151           141
Gain on sale of depreciable real estate investments                                 4,630            -          5,059         1,131
                                                                                ----------------------------------------------------

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS                                        10,921        4,264         26,610        19,567

Dividends on preferred shares                                                         656          656          2,624         2,624
                                                                                ----------------------------------------------------

NET INCOME                                                                      $  11,577        4,920         29,234        22,191
                                                                                ====================================================

DILUTED PER COMMON SHARE DATA: (3)
Income from continuing operations                                               $    0.25         0.17           0.87          0.73
Income from discontinued operations                                                  0.21         0.02           0.30          0.16
                                                                                ----------------------------------------------------
Net income available to common stockholders                                     $    0.46         0.19           1.17          0.89
                                                                                ====================================================

Funds from operations available to common stockholders                          $    0.72         0.68           2.81          2.64
                                                                                ====================================================

Weighted average shares outstanding for EPS and FFO purposes                       23,749       22,147         22,692        21,892
                                                                                ====================================================

(1) Includes no interest expense for 2006 and zero and $64,000 for the three and twelve months ended December 31, 2005, respectively.

(2) Net of capitalized interest of $1,240,000 and $806,000 for the three months ended December 31, 2006 and 2005, respectively; and $4,336,000 and $2,485,000 for the twelve months ended December 31, 2006 and 2005, respectively.

(3) Assumes dilutive effect of common stock equivalents.